                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                   SCHEDULE 14D-1*
                                   AMENDMENT NO. 2
            Tender Offer Statement Pursuant to Section 14(d)(1) of the
                           Securities Exchange Act of 1934

                               UNIFORCE SERVICES, INC.
                          (Name of Subject Company [Issuer])

                                 COMFORCE CORPORATION
                                       (Bidder)

                            Common Stock, $0.01 par value
                            (Title of class of securities)

                                      904724101
                        (CUSIP number of class of securities)

                                Christopher P. Franco
                               Chief Executive Officer
                                 COMFORCE Corporation
                                  2001 Marcus Avenue
                            Lake Success, New York  11092
                              Telephone:  (516) 328-7300
             (Name, address and telephone number of person authorized to receive notices and communications on behalf of bidder)
                                   with a copy to:
                                David G. Edwards, Esq.
                  Doepken Keevican & Weiss, Professional Corporation
                                58th Floor, USX Tower
                                   600 Grant Street
                                 Pittsburgh, PA 15219
                              Telephone:  (412) 355-2743

                              Calculation of Filing Fee

           Transaction Valuation(1)                Amount of filing fee(2)
              $98,256,245                            $19,651.25
___________
(1) For purposes of calculating the filing fee only. This calculation assumes the purchase of 3,038,543 shares of Common Stock, $.01 par value, of Uniforce Services, Inc. for $28 per share in cash and 0.5217 shares of Common Stock, par value $0.01 per share, of COMFORCE Corporation ("COMFORCE Common Stock") at the average per share price of $8.3125 representing the average of the high and low prices of COMFORCE Common Stock listed on the American Stock Exchange on October 23, 1997.

(2) The amount of the filing fee equals 1/50th of one percent of the aggregate value of cash and securities offered by COMFORCE Corporation for such number of shares.

* This Statement is also being filed to satisfy the reporting requirements of Section 13(d) of the Securities Exchange Act of 1934, as amended.

[x] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       Amount Previously Paid: $19,652       Filing Party: COMFORCE Corporation
      Form or Registration No.: Schedule 14D-1     Date Filed: October 27, 1997

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1) Names of Reporting Persons  S.S. or I.R.S. Identification No. of above
   Persons

   COMFORCE Corporation 36-2262248

2) Check the Appropriate Box if a Member of a Group  [   ]  (a)  [   ]  (b)

3) SEC Use Only ______________________________________________________

4) Source of Funds

   WC, BK, OO

5) [ ] Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)

6) Citizenship or Place of Organization

   Delaware

7) Aggregate Amount Beneficially Owned by Each Reporting Person

   None

8) [ ]  Check Box if the Aggregate Amount in Row 7 Excludes Certain Shares

9) Percent of Class Represented by Amount in Row 7

   -0-%

10) Type of Reporting Person

    CO

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

    The purpose of this Amendment No. 2 to the Schedule 14D-1 of COMFORCE corporation with respect to its offer to purchase any and all of the outstanding shares of common stock of Uniforce Service, Inc. is being filed merely to include exhibits omitted from the Amendment No. 1 to Schedule 14D-1 filed November 19, 1997.





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
ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

(a)(1)   Prospectus/Proxy Statement, dated October 27, 1997.*


                                     [4]

(a)(2)   Letter of Transmittal.*

(a)(3)   Notice of Guaranteed Delivery. *

(a)(4) Letter from the Information Agent to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*

(a)(5) Letter to clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*

(a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(a)(7)   Text of Press Release, dated October 27, 1997, issued by the Offeror.*

(a)(8)   Chairmen's Letter, dated October 27, 1997.*

(a)(9)   Prospectus Supplement, dated November 19, 1997.*

(a)(10)  Text of Press Release, dated November 19, 1997.*

(a)(11)  Copy of Current Report on Form 10-Q of Uniforce Services, Inc.*

(b)(1) Form of Purchase Agreement, dated November 19, 1997 between COMFORCE Operating, Inc. and Natwest Capital Markets Limited regarding 12% Senior Notes due 2007.

(b)(2) Form of Purchase Agreement, dated November 19, 1997 between COMFORCE Corporation and NatWest Capital Markets Limited regarding 15%
         Senior Secured PIK Debentures due 2009.

(b)(3)   Commitment Letter, dated November 18, 1997, from Heller Financial,
         Inc.*

(c)(1) Agreement and Plan of Merger, dated as of August 13, 1997, by and between Offeror, COMFORCE Columbus, Inc., a wholly-owned subsidiary of the Offeror and the Company.*

(c)(2) Shareholder's Agreement, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc., John Fanning and Fanning Asset Partners, L.P.*

(c)(3) Registration Rights Agreement, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc., John Fanning and Fanning Asset Partners, L.P.*

(d)      Opinion of Doepken Keevican & Weiss Professional Corporation.*

(e)(1)   Prospectus/Proxy Statement filed as Exhibit (a)(i) above.*

(e)(2)   Prospectus Supplement filed as Exhibit (a)(9) above.

(f)      Not applicable.

*  Previously filed

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

                                      SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 20, 1997


                                       COMFORCE CORPORATION

                                       By: /s/ Christopher P. Franco
                                           __________________________
                                           Christopher P. Franco
                                           Chief Executive Officer


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
                                    EXHIBIT INDEX


Exhibit
Number    Description


(a)(1) Prospectus/Proxy Statement, dated October 27, 1997 (included as an exhibit to Schedule 14D-1 filed by COMFORCE Corporation on October 27, 1997 and incorporated herein by reference).

(a)(2) Letter of Transmittal (included as an exhibit to Schedule 14D-1 filed by COMFORCE Corporation on October 27, 1997 and incorporated herein by reference).

(a)(3) Notice of Guaranteed Delivery (included as an exhibit to Schedule 14D-1 filed by COMFORCE Corporation on October 27, 1997 and incorporated herein by reference).

(a)(4) Letter from the Information Agent to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (included as an exhibit to Schedule 14D-1 filed by COMFORCE Corporation on October 27, 1997 and incorporated herein by reference).

(a)(5) Letter to clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (included as an exhibit to Schedule 14D-1 filed by COMFORCE Corporation on October 27, 1997 and incorporated herein by reference).

(a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included as an exhibit to Schedule 14D-1 filed by COMFORCE Corporation on October 27, 1997 and incorporated herein by reference).

(a)(7) Text of Press Release, dated October 27, 1997, issued by the Offeror (included as an exhibit to Schedule 14D-1 filed by COMFORCE Corporation on October 27, 1997 and incorporated herein by reference).

(a)(8) Chairmen's Letter, dated October 27, 1997 (included as an exhibit to Schedule 14D-1 filed by COMFORCE Corporation on October 27, 1997 and incorporated herein by reference).

(a)(9) Prospectus Supplement, dated November 19, 1997 (included as an exhibit to Amendment No. 1 to Schedule 14D-1 filed by COMFORCE corporation on November 19, 1997 and incorporated herein by reference).

(a)(10) Text of Press Release, dated November 19, 1997 (included as an exhibit to Amendment No. 1 to Schedule 14D-1 filed by COMFORCE corporation on November 19, 1997 and incorporated herein by reference).

(a)(11) Current Report on Form 10-Q of Uniforce Services, Inc. (filed on November 11, 1997).

(b)(1) Form of Purchase Agreement, dated November 19, 1997 between COMFORCE Operating, Inc. and Natwest Capital Markets Limited regarding 12% Senior Notes due 2007.

(b)(2) Form of Purchase Agreement, dated November 19, 1997, between COMFORCE Corporation and NatWest Capital Markets Limited regarding 15%
          Senior Secured PIK Debentures due 2009.

(b)(3) Commitment Letter, dated November 18, 1997 from Heller Financial, Inc (included as an exhibit to Amendment No. 1 to Schedule 14D-1 filed by COMFORCE corporation on November 19, 1997 and incorporated herein by reference).

(c)(1) Agreement and Plan of Merger, dated as of August 13, 1997, by and between the Offeror, COMFORCE Columbus, Inc. and the Company (included as an exhibit to Current Report on Form 8-K filed by COMFORCE Corporation on August 20, 1997 and incorporated herein by reference).

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


(c)(2) Shareholder's Agreement, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc., John Fanning and Fanning Asset Partners, L.P. (included as an exhibit to Current Report on Form 8-K filed by COMFORCE Corporation on August 20, 1997 and incorporated herein by reference).

(c)(3) Registration Rights Agreement, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc., John Fanning and Fanning Asset Partners, L.P. (included as an exhibit to Amendment No. 2 to Registration Statement on Form S-4 filed by the Company on October 24, 1997 and incorporated herein by reference).

(d) Opinion of Doepken Keevican & Weiss Professional Corporation (included as an exhibit to Amendment No. 2 to Registration Statement on Form S-4 filed by the Company on October 24, 1997 and incorporated herein by reference).

(e)(1) Prospectus/Proxy Statement, dated October 27, 1997 (filed as Exhibit (a)(1) above).

(e)(2)    Prospectus Supplement, dated November 19, 1997 (filed as Exhibit
          (a)(9) above).


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